CHATHAM LODGING TRUST
222 Lakeview Avenue, Suite 200
West Palm Beach, Florida 33401
Telephone: (561) 802-4477

December 30, 2020

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance – Office of Real Estate and Construction
100 F Street, NE
Washington, D.C. 20549

Attention: Ronald Alper

Re:	Chatham Lodging Trust
Registration Statement on Form S-3
File No. 333-251602

Dear Mr. Alper:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Chatham Lodging Trust hereby requests acceleration of effectiveness of the above-captioned registration statement to 4:00 p.m., Eastern Time, on January 5, 2021 or as soon as reasonably practicable thereafter.

If you have questions or comments regarding this request, please call Andrew Spector of Hunton Andrews Kurth LLP at (305) 810-2472.

Very truly yours,

CHATHAM LODGING TRUST

By:	/s/ Jeremy B. Wegner
Jeremy B. Wegner
Senior Vice President and Chief Financial Officer

cc:	Jeremy Wegner
Dennis Craven
Eric Kentoff
David Wright